Exhibit 99.1
NEWS RELEASE

For Immediate Release

Contact:	HemaCare Corporation
Robert S. Chilton, Executive Vice President and Chief Financial Officer
877-310-0717
www.hemacare.com

RELEASE DATE: November 12, 2007

HEMACARE REPORTS THIRD QUARTER LOSS

LOS ANGELES - - - HemaCare Corporation (OTC Bulletin Board: HEMA.OB) today announced that third quarter 2007 operations resulted in a net loss of $5,596,000, or $0.64 per share basic and diluted, compared to net income of $448,000, or $0.05 per share basic and diluted, for the same period of 2006. Included in the net loss for the quarter are a $4,259,000 non-cash charge for goodwill impairment associated with HemaCare BioScience, Inc. (“HemaBio”), the Company’s Florida-based research blood products operation, a $622,000 non-cash charge from the increase in the Company’s deferred tax asset valuation reserve to 100%, and a $290,000 operating loss at HemaBio, which the Company closed on November 5, 2007. The Company generated $9.6 million in revenue during the quarter, up 4% from $9.2 million reported for the third quarter of 2006.
Revenue was driven by a 4% increase in the Company’s blood products business segment to $7.5 million, which was due to the acquisition of HemaBio on August 29, 2006. The 2006 third quarter results include only 32 days of HemaBio operations compared to an entire quarter in 2007. Revenue from the Company’s other blood products operation decreased $202,000, mostly as a result of declining collections at the Company’s California-based mobile whole blood operation. The Company’s blood services revenue increased $75,000, or 4%, during the quarter compared to the third quarter of 2006, driven by the Company’s Mid-Atlantic operations.
The Company reported gross profit of $895,000 in the third quarter of 2007 compared to $1,731,000 for the same period in 2006, a $836,000, or 48%, decrease. The decrease is the result of a $821,000, or 74%, decrease in gross profit from the Company’s blood products business segment, which is primarily the result of a $469,000 year over year decline in gross profit from HemaBio in the quarter to a loss of $290,000, compared to gross profit of $179,000 recognized in the same period of 2006. Starting in the first quarter of 2007, and
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continuing through the second and third quarters, HemaBio’s sales volumes deteriorated and operating costs increased compared to the same periods in 2006. Although management took action beginning in the third quarter to reduce costs at HemaBio, such as a 33% staff reduction, by the end of the third quarter it was not immediately clear how HemaBio management could return the business to profitability.  HemaBio President and founder, Joseph Mauro, and HemaBio Vice President of Product Development Valentin Adia, the former owners of HemaBio, resigned on October 31, 2007.  The Board of Directors of both HemaBio and HemaCare Corporation determined that returning HemaBio to profitability without the former owners and senior management was not probable and elected to close the business.
In addition to declining profitability at HemaBio, the gross profit from the Company’s other blood products operations declined $352,000, or 38%, to $576,000 in the quarter compared to $928,000 for the same period of 2006. This was the result of a decline in collections at the Company’s California operation from competition for mobile drive sponsors and turnover in recruitment staff, competition in the California market which restricted the ability of the Company to pass along cost increases for staff, supplies, fuel, newly mandated blood tests and regulatory costs, and an increase in the cost of purchased blood products due to a national decrease in supply. Gross profit from the Company’s Maine blood products operation improved in the quarter due to higher collection volumes and a decrease in staff costs.
Gross profit for the Company’s blood services segment decreased $15,000, or 2%, from $624,000 in the third quarter of 2006 to $609,000. This was primarily the result of increases in the cost of clinical supplies used in therapeutic apheresis procedures and fuel. The gross profit percentage for the Company’s blood services segment declined to 30% during the quarter compared to 31% for the same quarter in 2006.
General and administrative expenses increased by $4.6 million to $5.9 million in the third quarter of 2007, primarily from a $4.3 million non-cash charge for goodwill impairment as a result of management’s application of SFAS No. 142, which requires an evaluation of the fair value of goodwill recognized from previous acquisition activity. In 2006, the Company acquired all of the outstanding capital stock of HemaBio, for cash, HemaCare stock, notes and additional cash and stock based on the future performance of HemaBio. As of September 30, 2007, the Company determined that the total consideration paid to acquire HemaBio exceeded the fair value of the assets acquired, less the value of the liabilities acquired, otherwise known as goodwill, by $4.3 million. Utilizing various fair value estimation methodologies, management further determined that the fair value of the HemaBio goodwill as of September 30, 2007 was less than the book value, and therefore, the Company recognized a goodwill impairment charge.
In addition to the goodwill impairment charge, general and administrative expense increased $329,000, primarily from a $190,000 increase in outside professional and temporary personnel costs largely to comply with Sarbanes Oxley requirements, a $57,000 increase in depreciation, a $42,000 increase in interest expense, and a $26,000 increase in the cost of non-cash share-based compensation expense.
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At the end of 2006, management determined that the Company was more likely than not to benefit from $622,000 in future tax savings from available net operating loss carryforwards, and therefore reduced the deferred tax asset valuation reserve, creating a deferred tax asset on the Company’s balance sheet. The third quarter of 2007 loss represented the third consecutive quarterly loss for the Company. Therefore, as of September 30, 2007, management increased the valuation reserve for the Company’s deferred tax assets to 100%, which resulted in the elimination of the deferred tax asset, and a related charge to the provision for income taxes of $622,000.
For the first nine months of 2007, the Company reported $28.6 million in revenue, a $2.8 million, or 11%, increase from $25.8 million generated during the same period of 2006. Blood products revenue increased $2.6 million, or 13%, primarily due to the addition of HemaBio’s operations for three full quarters in 2007. Blood services revenue increased $145,000, or 3%, during the period, due to a 4% increase in procedure volume.
The Company generated a net loss of $6.4 million for the first nine months of 2007 representing a $7.2 million decrease in profits compared to the same period of 2006. The decrease was primarily the result of the recognition of $4.3 million goodwill impairment charge, $622,000 increase in the Company’s deferred tax asset valuation reserve, and $326,000 charge in severance expense for the Company’s former President and Chief Executive Officer. Excluding these nonrecurring expenses, the Company recorded an operating loss of $1.1 million, which primarily was the result of decreasing gross profit from the Company’s blood products business segment.
“We are very disappointed with these results,” said Jay Steffenhagen, Interim Chief Executive Officer of HemaCare Corporation. “It is unfortunate that our investment in the acquisition of HemaBio has not produced the kind of profits that we and the operating management felt were possible. We did not come to our conclusion about HemaBio without a great deal of thought and analysis. The decline in revenue since the beginning of the year was especially concerning, and it appeared the HemaBio management team would have difficulty returning to profitable operations. Although we continued to search for a pathway to profitability, the resignations of HemaBio’s President and Vice President of Business Development, who understood the business and developed many of the relationships with HemaBio’s specimen vendors and customers, put the future of the Company at significant risk. As a result, it was decided the best course of action was to close the business.” Mr. Steffenhagen concluded by stating, “With the closure of HemaBio, management is now removed from the distractions and losses caused by this faltering business, and can focus its energies on improving the operations and profitability of HemaCare itself. Management has already put into motion several initiatives to increase collection volumes and reduce costs at the Company’s California blood products operation, which we believe will produce positive results.”

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About HemaCare Corporation
Founded in 1978, HemaCare is a provider of blood products and services to the healthcare industry in the U. S. HemaCare is licensed by the FDA and accredited by the AABB. The Company focuses on providing cost effective, high quality solutions to organizations with a need for blood-related products and services.

This press release contains “forward-looking statements” under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Statements herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions referenced above. You may also identify forward-looking statements by use of the words “anticipates,” “expects,” “intends,” “plans” and similar expressions. These forward-looking statements include, but are not limited to, the ability of management to improve the operations and profitability of the remaining business, and the success of management’s initiatives to increase collection volumes and reduce costs at the Company’s California blood products operation. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified. Such risks and uncertainties include, without limitation, the Company has reported losses for three consecutive quarters and may not return to profitability, the Company is in default under the Comerica credit agreement and HemaBio notes which could result in acceleration of note obligations which the Company has insufficient resources to satisfy, its ability to continue to control general and administrative expenses as a percent of sales; the need to successfully complete its operating plan to improve profits; the potential loss of the Company’s lines of credit; the potential inability of the Company to meet future capital needs; changing demand for blood products could affect profitability; market prices might not rise as costs increase; competition may cause a loss of customers and an increase in costs; operations depend on obtaining the services of qualified medical professionals and competition for their services is strong; declining blood donations; the Company’s dependence on reimbursement rates of third party payors; targeted partner blood drives involve higher collection costs; reliance on relatively few vendors for significant supplies and services could affect the Company’s ability to operate; limited access to insurance; the competitive advantage enjoyed by not-for-profit companies; potential changes in the healthcare industry; future technology for blood collection and blood replacement; the impact of heavy regulation in the Company’s industry; potential liability for undetected blood pathogens and other product safety and liability concerns; environmental risks associated with biohazardous substances; the threat of business interruption due to terrorism and the security measures taken in response to terrorism; the provisions of the Company’s charter documents that might delay or prevent an acquisition or sale of the Company; lack of liquidity and market risk associated with OTC Bulletin Board stocks; strategy to acquire companies may result in unsuitable acquisitions or failure to successfully integrate acquired companies, which could lead to reduced profitability; volatility in stock price; potential dilution that could result from future sales of the Company’s common stock; and the other risks and uncertainties discussed from time to time in the documents HemaCare files with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlined in the forward-looking statements contained herein. The Company undertakes no obligation to update any of these forward-looking statements to reflect actual results or events or circumstances after the date hereof.

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(Financial Table Follows)

15350 Sherman Way, Suite 350, Van Nuys, CA 91406 • Phone 818.226.1968 • Fax 818.251.5300

HemaCare Corporation
Condensed Consolidated Data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Statements of (Operations) Income

Revenues	$9,561,000	$9,177,000	$28,563,000	$25,797,000

Gross profit	895,000	1,731,000	3,347,000	4,869,000

General and administrative expenses[1]	5,864,000	1,276,000	9,069,000	3,943,000

(Loss) income before income taxes	(4,969,000)	455,000	(5,722,000)	926,000

Provision for income taxes[2]	627,000	7,000	634,000	33,000

Net (loss) income	$(5,596,000)	$448,000	$(6,356,000)	$893,000

Basic (loss) earnings per share	$(0.64)	$0.05	$(0.76)	$0.11

Diluted (loss) earnings per share	$(0.64)	$0.05	$(0.76)	$0.10

Weighted average shares outstanding - basic	8,682,000	8,298,000	8,357,000	8,162,000

Weighted average shares outstanding - diluted	8,682,000	9,104,000	8,357,000	8,981,000

[1] Includes nonrecurring charge of $4,259,000 for goodwill impairment in the three month and nine month periods ended September 30, 2007, and nonrecurring charge of $326,000 for severance expense for former President and CEO in the nine moanth period ended September 30, 2007.
[2]Includes charge from the increase in deferred tax asset valuation reserve to 100% in the three month and nine month periods ended September 30, 2007 of $622,000.

	September 30, 2007	December 31, 2006
Balance Sheets

Assets
Cash and cash equivalents	$517,000	$1,136,000
Other current assets	7,275,000	9,392,000
Non-current assets	5,375,000	8,519,000
Total assets	$13,167,000	$19,047,000

Liabilities and Shareholders' Equity
Current liabilities	$8,240,000	$8,280,000
Long-term liabilities	519,000	914,000
Shareholders' equity	4,408,000	9,853,000
Total liabilities and shareholders' equity	$13,167,000	$19,047,000
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15350 Sherman Way, Suite 350, Van Nuys, CA 91406 • Phone 818.226.1968 • Fax 818.251.5300